EXHIBIT 99.1

Press Release Regarding the Acquistion of diafu Waste Management

Rotoblock Completes Share Exchange in Acquisition of DaifuWaste's Green Medical Waste Treatment Systems in China

Non-Incinerator-based Medical Waste Treatment Technology Less Toxic, More Efficient than Conventional Methods

SANTA ROSA, California November 22, 2001 – Rotoblock, Inc. (OTC BB: ROTB) announced that it has completed its agreement and share exchange with daifuWaste Management Holdings Limited, its shareholders and Rotoblock CEO Chien Chih Liu, the principal shareholder dated November 11, 2011. Daifu shareholders have transferred 83% of their shares to Rotoblock in exchange for 73.8 million shares of common stock in Rotoblock.

Under the agreement, Rotoblock has acquired controlling ownership of daifuWaste and its subsidiaries, business and operations. DaifuWaste and its subsidiaries develop and sell non-incinerator medical waste treatment systems in China. Daifu's medical waste treatment non-incinerated systems offer a safer and more efficient alternative to managing medical waste. Unlike incinerators, which can release dangerous substances into the air, Daifu's system eliminates the risk of dioxins and consumes less energy. The equipment works under high-pressure and high-temperature and uses recycled steam to sterilize and disinfect the medical waste. After treatment, the medical waste is non-recognizable and harmless, ready for landfill. The technology is also more efficient and environmentally-friendly with lower maintenance costs and fully compliant with international health standards.

All outstanding warrants for the purchase of the aggregate 9.3 million shares of common stock in Rotoblock have been left intact and remain outstanding after the Share Exchange. As a result of the share exchange, Daifu has become the wholly-owned subsidiary of Rotoblock and Daifu shareholders acquired approximately 83.1 percent of our issued and outstanding common stock, warrants and their equivalents, as put forth in a recent 8-K filing with the Securities and Exchange Commission.

Prior to the share exchange, Rotoblock was a development stage company based on energy-efficient and environmental equipment technology development in China, which include rights a patented engine technology and prototype called the Oscillating Piston Engine. The Company also holds shares in Samyang Optics Co., Ltd., a publicly-traded South Korean corporation. Rotoblock was incorporated in the State of Nevada on March 22, 2004. Prior to this the company was incorporated in Canada. Daifu was incorporated in the Cayman Islands on August 1, 2000 and owns 100 percent of daifuWaste Management Holding, which has several subsidiaries: daifuWaste Solutions Inc., daifiWaste Investment Limited, 95 percent of Hydroclave China and dafuWaste Investment (Hong Kong) Limited, which owns Puhua Kangjian Environment Technology (Shenzhen) Limited of People's Republic of China.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.

CONTACT:
Chien Chih Liu
Chief Executive Officer
707-578-5220